EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION
ANNOUNCES THIRD QUARTER EARNINGS OF $1.07 PER SHARE;
ABF®’s OPERATING RATIO IS 89.2%

     (Fort Smith, Arkansas, October 21, 2004) — Arkansas Best Corporation (Nasdaq: ABFS) today announced third quarter 2004 net income of $27.4 million, or $1.07 per diluted common share. For the third quarter of 2003, net income was $17.0 million, or $0.67 per diluted common share. Arkansas Best’s revenue during the third quarter of 2004 was $461.9 million, an increase of 12.6% over the third quarter of 2003.

ABF Freight System, Inc.®

     ABF Freight System, Inc., the company’s largest subsidiary, had third quarter 2004 revenue of $427.9 million, a per-day increase of 16.3% compared to third quarter 2003 revenue of $368.1 million. ABF’s third quarter 2004 operating ratio was 89.2% versus an operating ratio of 92.0% during the third quarter of 2003. “By taking advantage of available operating leverage during a period of strong business levels, ABF produced outstanding third quarter results,” said Robert A. Young III, Arkansas Best Chairman, President and Chief Executive Officer. “ABF’s quarterly operating ratio was the second best of any third quarter in the last twenty-five years, surpassed only by the third quarter of the highly profitable year of 2000. ABF’s operating income during this quarter exceeded that of the third quarter of 2000 by over twelve percent.”

     ABF’s third quarter 2004 LTL tonnage per day increased 10.0% compared to the same period last year. “The third quarter began with an unusually strong July increase in year-over-year LTL tonnage that sustained the upward monthly trend of the second quarter,” said Mr. Young. “Though the rate of LTL tonnage growth slowed somewhat in August and September, the overall third quarter increase in ABF’s core business can certainly be categorized as strong. Versus the second quarter of 2004, ABF’s third quarter LTL tonnage per day increased 4.9%. “This level of sequential, LTL tonnage growth is two percent better than the average increase between these same time periods during the previous five-year period,” said Mr. Young.

     “Through the first nineteen days of October, average daily tonnage figures in our core LTL business are slightly over nine percent higher than the comparable period last year. We continue to be encouraged by the positive tonnage pattern ABF is experiencing so far in the fourth quarter,” said Mr. Young.

     Billed LTL revenue per hundredweight, excluding fuel surcharge, was $24.50, an increase of 1.7% over last year’s third quarter figure of $24.10. “ABF’s average LTL shipment was approximately two percent larger than in last year’s third quarter. LTL length of haul decreased by about two percent, when compared to the same period of 2003. Both of these profile changes have an adverse effect on nominal yield growth,” said Mr. Young. “The LTL pricing environment remained firm as industry capacity continued to tighten during the historically busy third quarter. ABF is working with its customers to provide the best possible value in moving their goods.”

     ABF’s truckload tonnage per day in the third quarter grew by 14.1% when compared to last year. Billed truckload revenue per hundredweight, excluding fuel surcharge, increased by 4.7% over last year’s third quarter figure. “The shortage of available truckload capacity continued to provide ABF with opportunities to handle full-load, spot shipments at favorable prices,” said Mr. Young. “In these situations however, ABF gives initial consideration to devoting available system resources to its core LTL customer base.”

     “As a result of improving business levels and recent employee retirements, ABF has experienced an increased demand for additional employees in specific locations, particularly for over-the-road drivers, city drivers and freight handlers. Although the ABF positions are highly desirable in the industry, our pace of hiring has been slower than we would have preferred, due to the improvement in the economy and to ABF’s high employee standards related to safety and work experience. As a result, ABF used a higher-than-normal percentage of rail for linehaul movement and a greater level of overtime. Fortunately, our employment efforts are being successful. We expect to continue our recruitment efforts as freight volumes increase into 2005,” said Mr. Young.

     Productivity measures at ABF were generally equal to those experienced during the third quarter of last year. “In many cases, additional business enhances the productivity of ABF’s dock and city employees,” said Mr. Young. “However, in certain locations, productivity has been negatively impacted because of high freight volumes. During these busy times, ABF continues to emphasize the timeliness and efficiency of shipment handling in order to preserve established standards of customer service.”

     “ABF’s third quarter LTL tonnage per day remains more than two percent below that of the same period of 2000. As a result, ABF still has some additional operating leverage in its terminal network. During the third quarter, ABF maintained its focus on strict control of overhead and fixed costs,” said Mr. Young. “Going forward, ABF will prudently add both personnel and capital resources as required to profitably handle business levels.”

     On September 30 of this year, the U.S. Congress voted to extend the current Hours of Service regulations until no later than September 30, 2005. This followed a mid-July 2004 ruling, by the U.S. Court of Appeals for the District of Columbia, that vacated those rules. “ABF believes that the existing rules have had a positive impact on highway safety and the welfare of our employees,” said Mr. Young.

Clipper

     For the third quarter of 2004, Clipper had revenues of $24.6 million. Excluding the revenue associated with Clipper’s LTL freight business, the sale of which was closed on December 31, 2003, Clipper’s revenue in the third quarter of 2003 was $24.9 million. Clipper’s third quarter 2004 operating ratio was 99.2% compared to a third quarter 2003 operating ratio, excluding LTL, of 96.4%. “Revenue increases in Clipper’s brokerage and temperature-controlled divisions were offset by lower revenue in the intermodal portion of Clipper’s dry freight business,” said Mr. Young. “Because of tight capacity, Clipper’s rail suppliers increased their per-mile charges despite providing poor linehaul service and causing increases in Clipper’s claims costs due to extended holding of reefer equipment. As a result, the profitability of Clipper’s intermodal and temperature-controlled divisions suffered significantly. In addition, tightened truckload capacity negatively impacted the profitability of Clipper’s brokerage division as potential loads greatly exceeded the number of trucks available to move them.”

Credit Ratings Outlook

     On October 15, Standard & Poor’s revised its outlook on Arkansas Best Corporation to positive from stable. At the same time, Standard & Poor’s affirmed Arkansas Best’s BBB+ corporate credit rating. In its press release announcing this change, Standard & Poor’s stated, “The change to a positive outlook was driven by the company’s continued strong operating performance, which has resulted from increased tonnage levels, improved pricing and management initiatives to control costs and improve productivity.” In addition, Standard & Poor’s stated, “Ratings on Arkansas Best Corporation reflect the company’s solid competitive position, moderate financial policies and strong financial profile.”

Common Stock Purchase

     During the third quarter of 2004, Arkansas Best did not make any open market purchases of its common stock. Since February 2003, as a part of a previously announced program to repurchase up to a maximum of $25 million of its common stock, Arkansas Best has purchased a total of 471,500 shares totaling $12.4 million. Arkansas Best plans to continue making open-market purchases of its stock on an opportunistic basis.

Conference Call

     Arkansas Best Corporation will host a conference call with company executives to discuss the 2004 third quarter results. The call will be today, Thursday, October 21, at 12:00 Noon EDT (11:00 a.m. CDT). Interested parties are invited to listen by calling (877) 275-1257. Following the call, a recorded playback will be available through the end of October. To listen to the playback, dial (800) 642-1687. The conference call ID for the playback is 1162464. The conference call and playback can also be accessed, through Sunday, October 31, on Arkansas Best’s Internet Web site at www.arkbest.com.

Company Description

     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a diversified transportation holding company with two primary operating subsidiaries. ABF Freight System, Inc., in continuous service since 1923, provides national transportation of less-than-truckload (“LTL”) general commodities throughout North America. Clipper is an intermodal marketing company that provides domestic freight services utilizing rail and over-the-road transportation.

Forward-Looking Statements

     The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts are “forward-looking statements.” Terms such as “estimate,” “forecast,” “expect,” “predict,” “plan,” “anticipate,” “believe,” “intend,” “should,” “would,” “scheduled,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are by their nature subject to uncertainties and risk, including, but not limited to, union relations; availability and cost of capital; shifts in market demand; weather conditions; the performance and needs of industries served by Arkansas Best’s subsidiaries; actual future costs of operating expenses such as fuel and related taxes; self-insurance claims and employee wages and benefits; actual costs of continuing investments in technology; the timing and amount of capital expenditures; competitive initiatives and pricing pressures; general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (“SEC”) public filings.

     The following tables show financial data and operating statistics on Arkansas Best Corporation and its subsidiary companies.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
	($ thousands, except share and per share data)
OPERATING REVENUES(2)	$461,888	$410,362	$1,261,224	$1,161,295

OPERATING EXPENSES AND COSTS(2)	417,663	381,717	1,176,715	1,109,256

OPERATING INCOME	44,225	28,645	84,509	52,039

OTHER INCOME (EXPENSE)
Net gains (losses) on sales of property and other	248	(217)	433	(211)
Gain on sale — Wingfoot	—	—	—	12,060
Fair value changes and payments on interest rate swap(1)	300	(51)	449	(10,333)
Interest expense	(102)	(434)	(388)	(2,941)
Other, net	745	613	210	311

	1,191	(89)	704	(1,114)

INCOME BEFORE INCOME TAXES	45,416	28,556	85,213	50,925

FEDERAL AND STATE INCOME TAXES
Current	15,725	8,034	29,483	11,895
Deferred	2,322	3,546	4,602	7,598

	18,047	11,580	34,085	19,493

NET INCOME	$27,369	$16,976	$51,128	$31,432

Basic:
NET INCOME PER SHARE	$1.09	$0.68	$2.04	$1.26

AVERAGE COMMON SHARES OUTSTANDING (BASIC):	25,067,784	24,787,831	25,077,859	24,861,966

Diluted:
NET INCOME PER SHARE	$1.07	$0.67	$2.00	$1.24

AVERAGE COMMON SHARES OUTSTANDING (DILUTED):	25,546,370	25,287,271	25,501,009	25,339,629

CASH DIVIDENDS PAID PER COMMON SHARE	$0.12	$0.08	$0.36	$0.24

(1)	The nine months ended September 30, 2003 includes a pre-tax noncash charge of $8.9 million due to no longer forecasting interest payments on $110.0 million of borrowings.

(2)	Beginning in the first quarter 2004, there has been a reclassification between revenue and expense associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight but remains the primary obligor. The amounts reclassified for the three months ended September 30, 2004 and 2003 were $7.5 million in each period. The amounts reclassified for the nine months ended September 30, 2004 and 2003 were $21.3 million and $21.0 million, respectively.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$45,282	$5,251
Accounts receivable, less allowances (2004 — $4,129; 2003 — $3,558)	162,039	132,320
Prepaid expenses	10,123	8,600
Deferred income taxes	30,121	27,006
Other	3,535	3,400

TOTAL CURRENT ASSETS	251,100	176,577

PROPERTY, PLANT AND EQUIPMENT
Land and structures	222,218	215,476
Revenue equipment	395,626	370,102
Service, office and other equipment	112,123	107,066
Leasehold improvements	13,377	13,048

	743,344	705,692
Less allowances for depreciation and amortization	375,170	358,564

	368,174	347,128

PREPAID PENSION COSTS	26,945	32,887

OTHER ASSETS	71,109	68,572

ASSETS HELD FOR SALE	3,616	8,183

GOODWILL, less accumulated amortization (2004 and 2003 — $32,037)	63,883	63,878

	$784,827	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED BALANCE SHEETS — continued

	September 30	December 31
	2004	2003
	(Unaudited)	Note
	($ thousands, except share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Bank overdraft and drafts payable	$13,061	$8,861
Accounts payable	66,573	55,764
Federal and state income taxes	9,541	2,816
Accrued expenses	147,117	125,148
Current portion of long-term debt	383	353

TOTAL CURRENT LIABILITIES	236,675	192,942

LONG-TERM DEBT, less current portion	1,491	1,826

FAIR VALUE OF INTEREST RATE SWAP	2,035	6,330

OTHER LIABILITIES	64,331	66,284

DEFERRED INCOME TAXES	36,819	29,106

FUTURE MINIMUM RENTAL COMMITMENTS, NET (2004 — $48,613; 2003 — $49,615)	—	—

OTHER COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, authorized 70,000,000 shares; issued 2004: 25,675,556 shares; 2003: 25,295,984 shares	257	253
Additional paid-in capital	225,859	217,781
Retained earnings	234,747	192,610
Treasury stock, at cost, 2004: 531,282 shares; 2003: 259,782 shares	(13,334)	(5,807)
Accumulated other comprehensive loss	(4,053)	(4,100)

TOTAL STOCKHOLDERS’ EQUITY	443,476	400,737

	$784,827	$697,225

Note: The balance sheet at December 31, 2003 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

ARKANSAS BEST CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30
	2004	2003
	($ thousands)
OPERATING ACTIVITIES
Net income	$51,128	$31,432
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,533	37,483
Other amortization	219	259
Provision for losses on accounts receivable	974	1,057
Provision for deferred income taxes	4,602	7,598
Fair value of interest rate swap	(4,294)	7,743
(Gain) loss on sales of assets and other	(2,046)	183
Gain on sale of Wingfoot	—	(12,060)
Changes in operating assets and liabilities:
Receivables	(30,712)	(11,106)
Prepaid expenses	(1,524)	(3,668)
Other assets	1,363	(19,280)
Accounts payable, bank drafts payable, taxes payable, accrued expenses and other liabilities	40,431	16,494

NET CASH PROVIDED BY OPERATING ACTIVITIES	100,674	56,135

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(63,779)	(63,935)
Proceeds from asset sales	12,333	2,525
Proceeds from sale of Wingfoot	—	71,309
Capitalization of internally developed software and other	(3,020)	(2,854)

NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES	(54,466)	7,045

FINANCING ACTIVITIES
Borrowings under revolving credit facilities	34,300	207,200
Payments under revolving credit facilities	(34,300)	(299,500)
Payments on long-term debt	(305)	(278)
Net increase in bank overdraft	4,256	2,796
Dividends paid on common stock	(8,991)	(5,958)
Purchase of treasury stock	(7,527)	(4,852)
Proceeds from the exercise of stock options	6,390	1,273
Other, net	—	(517)

NET CASH USED BY FINANCING ACTIVITIES	(6,177)	(99,836)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40,031	(36,656)
Cash and cash equivalents at beginning of period	5,251	39,644

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$45,282	$2,988

ARKANSAS BEST CORPORATION
FINANCIAL STATEMENT OPERATING SEGMENT DATA AND OPERATING RATIOS (Unaudited)

	Three Months Ended				Nine Months Ended
	September 30				September 30
	2004		2003		2004		2003
	($ thousands)
OPERATING REVENUES

ABF Freight System, Inc.(1)(2)
LTL	$390,929		$338,453		$1,067,350		$961,627
TL	36,982		29,640		97,706		81,317

Total	427,911		368,093		1,165,056		1,042,944

Clipper	24,610		33,980		70,551		95,446
Other revenues and eliminations	9,367		8,289		25,617		22,905

Total consolidated operating revenues	$461,888		$410,362		$1,261,224		$1,161,295

OPERATING EXPENSES AND COSTS

ABF Freight System, Inc. (1)
Salaries and wages	$250,820	58.6%	$229,552	62.4%	$719,886	61.8%	$671,782	64.4%
Supplies and expenses	53,495	12.5	45,097	12.3	150,405	12.9	133,323	12.8
Operating taxes and licenses	10,909	2.6	9,840	2.7	31,645	2.7	29,568	2.8
Insurance	6,911	1.6	6,158	1.7	18,190	1.6	17,801	1.7
Communications and utilities	3,427	0.8	3,516	1.0	10,728	0.9	10,985	1.1
Depreciation and amortization	12,138	2.8	11,116	3.0	35,240	3.0	31,788	3.0
Rents and purchased transportation(2)	43,657	10.2	32,699	8.9	109,568	9.4	90,009	8.6
Other	912	0.2	1,055	0.2	2,346	0.3	2,758	0.3
(Gain) on sale of equipment	(573)	(0.1)	(228)	(0.2)	(673)	(0.1)	(28)	—

	381,696	89.2%	338,805	92.0%	1,077,335	92.5%	987,986	94.7%

Clipper
Cost of services	22,419	91.1%	29,292	86.2%	63,914	90.6%	82,480	86.4%
Selling, administrative and general	1,985	8.1	4,064	12.0	6,274	8.9	12,108	12.7
Loss on sale of equipment	15	—	6	—	17	—	1	—

	24,419	99.2%	33,362	98.2%	70,205	99.5%	94,589	99.1%

Other expenses and eliminations	11,548		9,550		29,175		26,681

Total consolidated operating expenses and costs	$417,663		$381,717		$1,176,715		$1,109,256

OPERATING INCOME (LOSS)

ABF Freight System, Inc. (1)	$46,215		$29,288		$87,721		$54,958
Clipper	191		618		346		857
Other loss and eliminations	(2,181)		(1,261)		(3,558)		(3,776)

Total consolidated operating income	$44,225		$28,645		$84,509		$52,039

(1)	Includes U.S., Canadian, and Puerto Rican operations of ABF affiliates.

(2)	Beginning in the first quarter 2004, there has been a reclassification between revenue and expense associated with certain shipments where ABF utilizes a third-party carrier for pickup or delivery of freight but remains the primary obligor. The amounts reclassified for the three months ended September 30, 2004 and 2003 were $7.5 million in each period. The amounts reclassified for the nine months ended September 30, 2004 and 2003 were $21.3 million and $21.0 million, respectively.

ARKANSAS BEST CORPORATION
FINANCIAL STATISTICS AND GAAP EARNINGS RECONCILIATIONS (Unaudited)

Rolling
Twelve Months Ended
September 30, 2004
FINANCIAL STATISTICS
After-Tax Return on Stockholders’ Equity (net income / average equity)	15.92%
Debt to Equity Ratio	0.00 : 1
After-Tax Return on Capital Employed (1)	15.65%

(1)	(Net income + interest after tax) / (average total debt + average equity)

RECONCILIATIONS OF GAAP EARNINGS

	Three Months Ended			Nine Months Ended
	September 30, 2003			September 30, 2003
		Operating			Operating
		Income			Income
	Revenue	(Loss)	O.R.%	Revenue	(Loss)	O.R.%
	($ thousands)
Clipper — Pre-tax
Clipper GAAP	$33,980	$618	98.2%	$95,446	$857	99.1%
Less Clipper LTL	9,108	(268)	102.9	26,741	(990)	103.7

Clipper, excluding LTL	$24,872	$886	96.4%	$68,705	$1,847	97.3%

ABF FREIGHT SYSTEM, INC.
OPERATING STATISTICS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004

		Three Months Ended September 30			Nine Months Ended September 30
		2004	2003	% Change	2004	2003	% Change
Billed Revenue*/CWT	LTL	$26.04	$24.89	4.6%	$25.35	$24.32	4.2%
	TL	$9.92	$9.11	8.9%	$9.38	$8.75	7.2%
	Total	$22.84	$21.84	4.6%	$22.18	$21.36	3.8%

Billed Revenue*/CWT	LTL	$24.50	$24.10	1.7%	$24.04	$23.45	2.5%
(without fuel surcharge)	TL	$9.22	$8.81	4.7%	$8.86	$8.53	3.9%
	Total	$21.47	$21.15	1.5%	$21.03	$20.61	2.0%

Billed Revenue*/Shipment	LTL	$259.83	$243.82	6.6%	$250.48	$236.98	5.7%
	TL	$1,613.55	$1,489.78	8.3%	$1,538.84	$1,423.61	8.1%
	Total	$280.14	$261.43	7.2%	$269.40	$253.45	6.3%

Billed Revenue*/Shipment	LTL	$244.49	$236.06	3.6%	$237.53	$228.47	4.0%
(without fuel surcharge)	TL	$1,500.11	$1,441.42	4.1%	$1,452.82	$1,387.04	4.7%
	Total	$263.33	$253.09	4.0%	$255.37	$244.56	4.4%

Tonnage	LTL	749,781	681,485	10.0%	2,116,305	1,983,958	6.7%
(tons)	TL	186,170	163,158	14.1%	523,345	466,184	12.3%

	Total	935,951	844,643	10.8%	2,639,650	2,450,142	7.7%

Shipments	LTL	1,502,977	1,391,605	8.0%	4,283,408	4,072,283	5.2%
	TL	22,896	19,946	14.8%	63,825	57,323	11.3%

	Total	1,525,873	1,411,551	8.1%	4,347,233	4,129,606	5.3%

*	Billed Revenue does not include revenue deferral required for financial statement purposes under the Company’s revenue recognition policy.

There were 64 workdays in the three months ended September 30, 2004 and in the three months ended September 30, 2003. There were 192 workdays in the nine months ended September 30, 2004 and 191 workdays in the nine months ended September 30, 2003. Includes U.S., Canadian and Puerto Rican operations of ABF affiliates.

Contact:	Mr. David E. Loeffler, Senior Vice President, Chief Financial Officer and Treasurer Telephone: (479) 785-6157 Mr. David Humphrey, Director of Investor Relations Telephone: (479) 785-6200

END OF RELEASE